Exhibit 99.2

Sino Payments and Payvision Sign Partnership Agreement

Press Release Source: Sino Payments On Wednesday January 27, 2010, 9:00 am EST

HONG KONG, Jan. 27, 2010 (GLOBE NEWSWIRE) -- Sino Payments, Inc. (www.sinopayments.com) (OTCBB:SNPY - News) today announced that it has signed an agreement with Payvision, one of the leading international payment solutions providers for the card-not-present marketplace, as an agent for the sale of credit and debit card merchant accounts.

Sino Payments’ President and CEO Matthew Mecke stated, "Our recently concluded agreement with Payvision for services in Europe and Asia should help us to gather steam in terms of identifying and signing merchants. We look forward to building out business with Payvision and providing related card processing services and believe this partnership is an important step to achieve our plan for merchant revenue growth.”

“We are very excited to establish a relationship with Sino Payments and support their efforts to expand their processing footprint throughout Europe and Asia,” says Rudolf Booker, President of Payvision. “This partnership will afford merchants the technology they need to reach a global market.”

About Sino Payments, Inc. (www.sinopayments.com)

Sino Payments is a US public company with offices in Hong Kong and Macau. In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout. Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

The Sino Payments, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6215

About Payvision (www.payvision.com)

Headquartered in Amsterdam with satellite offices in New York, Boston, San Diego, Madrid, and Singapore, Payvision was founded in 2001 by international entrepreneur Rudolf Booker. This leading international payment solutions provider offers a comprehensive suite of products and services for the card-not-present arena. Its core is built on multiple key components that include domestic global acquiring, multi-currency processing and alternative payment solutions. Payvision’s multi-tiered platform offers flexible and feature-rich, stream-lined solutions that can be deployed worldwide. At present, Payvision provides its domestic acquiring expertise to retail communities in over 40 countries and 150 currencies. To learn more about Payvision, please visit www.payvision.com.

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Sino Payments, Inc.

Matthew Mecke, Chairman & CEO

  1.203.652.0130

Investor Relations

  1.866.500.8985

  ir@sinopayments.com

Payvision

Carrie Bardeen, Senior Vice President, North America Sales

1.978-462-3459

c.bardeen@payvision.com